Exhibit 99.1

GOLDMAN SACHS STATEMENT ON STRESS CAPITAL BUFFER

NEW YORK, NY, June 28, 2021 — On Thursday, June 24, the Federal Reserve notified the firm of the Stress Capital Buffer (“SCB”) for The Goldman Sachs Group, Inc. (NYSE: GS) of 6.4%, resulting in a Standardized Common Equity Tier 1 (“CET1”) ratio requirement of 13.4%, which will become effective on October 1, 2021.

The net decrease in the SCB of 20 basis points is the result of an improvement of 40 basis points in peak to trough CET1, attributed to the firm’s efforts to reduce the stress capital intensity of its businesses, offset by 20 basis points associated with the planned increase in the common stock dividend from $1.25 to $2.00 per share (subject to approval by the firm’s Board of Directors at the customary third quarter meeting).

“We are encouraged by the progress in reducing the capital intensity of our business as reflected in the recent stress test results,” said Chairman and CEO David Solomon. “The planned increase in our dividend demonstrates our confidence in the increasing durability of our franchise revenues and is consistent with our capital management framework of prioritizing investment in our client franchise and returning excess capital to shareholders.”

Cautionary Note on Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts, but instead represent only the firm’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside the firm’s control. It is possible that the firm’s final Stress Capital Buffer and capital actions (including dividends) may differ, possibly materially, from those described in this press release. For a discussion of some of the risks and important factors that could affect the firm’s future results and financial condition, as well as its actual Stress Capital Buffer and capital actions, see “Risk Factors” in Part I, Item 1A of the firm’s Annual Report on Form 10-K for the year ended December 31, 2020.

The Goldman Sachs Group, Inc. is a leading global financial institution that delivers a broad range of financial services across investment banking, securities, investment management and consumer banking to a large and diversified client base that includes corporations, financial institutions, governments and individuals. Founded in 1869, the firm is headquartered in New York and maintains offices in all major financial centers around the world.

# # #

Media Contact:

Andrea Williams

Tel: +1 212 902 5400

Investor Contact:

Carey Halio

Tel: +1 212 357 2659